CPI Aerostructures, Inc. 8-K

Exhibit 99.1

CPI AEROSTRUCTURES REPORTS FOURTH QUARTER 2020 RESULTS

Fourth Quarter 2020 vs. Fourth Quarter 2019

•	Revenue of $25.4 million compared to $22.7 million.
•	Gross profit of $4.6 million compared to $2.5 million.
•	Gross margin of 18.2% compared to 10.9%.
•	Net income of $1.3 million compared to net loss of $(1.4) million.
•	Earnings per diluted share of $0.11 compared to loss per diluted share of $(0.12).
•	Cash flow from operations of $1.7 million compared to $3.7 million.

Full Year 2020 vs. Full Year 2019

•	Revenue of $87.6 million compared to $87.5 million.
•	Gross profit of $12.1 million compared to $9.1 million.
•	Gross margin of 13.8% compared to 10.4%.
•	Net loss of $(1.3) million compared to a net loss of $(4.5) million.
•	Loss per share of $(0.11) compared to a loss per share of $(0.38).
•	Cash flow used by operations of $(1.6) million compared to a use of $(0.4) million.
•	Total funded backlog of $169.6 million of which $166.2 or 98% is for defense markets, compared to $147.6 million, of which $136.9 million, or 93% was for defense markets.
•	Book-to-bill ratio of 1.24 compared to 1.29.

EDGEWOOD, N.Y. – April 16, 2021 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE American: CVU) today announced financial results for the three- and twelve-month periods ended December 31, 2020.

“For the fourth quarter, we delivered on our expectation for a strong finish to the year, posting 11.9% higher revenue, a 730-basis point improvement in gross margin and a swing to bottom line profitability. Revenue growth was driven by continued effective execution of our funded military backlog. Revenue from military contracts increased by 13% while revenue from commercial aviation contracts was essentially flat from last year.

“For the year, our top line grew slightly from 2019 despite the extraordinary and unprecedented circumstances of 2020. We are especially pleased that our defense product revenue increased by more than 15%, or $10.5 million over last year. This progress, however, was masked by a $10.4 million decline in our commercial revenue due to the Covid-19 pandemic. Cash flow from operations in 2020 was $1.2 million less than in 2019; however, 2019 benefited from a more than $3 million tailwind caused by a customer overpayment that was fully repaid during 2020, creating a headwind to reported cash generation,” said Douglas McCrosson, president and CEO of CPI Aero.

CPI Aero Q4’20 Earnings Press Release	Page 2
Friday, April 16, 2021

“As previously reported, at the end of the fourth quarter we exited a very unprofitable program we had with a business jet customer. This program had been a drag on our margins and operating cash flow generation for the past two years. The exit of this program contributed to a decline in our total backlog at year-end; however, the more than $476 million that remains is high-quality and comprised almost entirely of multi-year contracts with our defense industry customers for products supporting programs aligned with national security spending priorities. More importantly, the total backlog is converting to funded orders and we saw our second year in a row with a book-to-bill ratio higher than 1.24, while our funded backlog increased by 15% this year,” added Mr. McCrosson.

“During the back half of 2020, the seeds of our defense-oriented business development strategy began to bear fruit as a number of newer defense programs ramped up, driving revenue growth from defense contracts and margin gains. With several of these programs moving into production in 2021, we expect to sustain momentum in the business. This momentum along with a funded backlog of $170 million boosts our confidence in our outlook for higher revenue, operating income and operating cash flow in 2021 compared to 2020,” concluded Mr. McCrosson.

Conference Call

Management will host a conference call on Friday, April 16 at 8:30 a.m. to discuss these results. After opening remarks there will be a question and answer period. Interested parties may participate in the call by dialing 844-378-6486 or 412-542-4181. Please call 10 minutes before the conference call is scheduled to begin and ask for the CPI Aero call. The conference call will also be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the live call, please go to www.cpiaero.com, click the Investor Relations section, then the Event Calendar. Please go to the website 15 minutes early to download and install any audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days.

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance and Electronic Warfare pod systems, primarily for national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero's SEC reports, including CPI Aero's Form 10-K for the years ended December 31, 2019 and December 31, 2020.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc. For more information, visit www.cpiaero.com, and follow us on Twitter @CPIAERO.

Contact:

Investor Relations Counsel:

LHA Investor Relations

Jody Burfening

(212) 838-3777

cpiaero@lhai.com

www.lhai.com

CPI Aero Q4’20 Earnings Press Release	Page 3
Friday, April 16, 2021

CPI AEROSTRUCTURES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2020	2019
ASSETS
Current Assets:
Cash	$6,033,537	$4,052,109
Restricted cash	—	1,380,684
Accounts receivable, net	4,962,906	7,029,602
Contract assets	19,729,638	15,280,807
Inventory	9,567,921	5,891,386
Refundable income taxes	40,000	474,904
Prepaid expenses and other current assets	534,857	721,964
Total Current Assets	40,868,859	34,831,456

Operating lease right-of-use assets	4,075,048	3,886,863
Property and equipment, net	2,521,742	3,282,939
Intangibles, net	250,000	375,000
Goodwill	1,784,254	1,784,254
Other assets	191,179	179,068
Total Assets	$49,691,082	$44,339,580

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$12,092,684	$8,199,557
Accrued expenses	5,693,518	2,372,522
Contract liabilities	1,650,549	3,561,707
Loss reserve	800,971	2,650,963
Current portion of long-term debt	6,501,666	2,484,619
Operating lease liabilities	1,819,237	1,709,153
Income taxes payable	862	1,216
Total Current Liabilities	28,559,487	20,979,737

Line of credit	20,738,685	26,738,685
Long-term operating lease liabilities	2,537,149,	2,596,784
Long-term debt, net of current portion	6,205,095	1,764,614

Total Liabilities	58,040,416	52,079,820

Shareholders’ Deficit :
Common stock - $.001 par value; authorized 50,000,000 shares,
11,951,271 and 11,818,830 shares, respectively, issued and outstanding	11,951	11,819
Additional paid-in capital	72,005,841	71,294,629
Accumulated deficit	(80,367,126)	(79,046,688)
Total Shareholders’ Deficit	(8,349,334)	(7,740,240)
Total Liabilities and Shareholders’ Deficit	$49,691,082	$44,339,580

CPI Aero Q4’20 Earnings Press Release	Page 4
Friday, April 16, 2021

CPI AEROSTRUCTURES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

Years ended December 31,	2020	2019

Revenue	$87,584,690	$87,518,688

Cost of sales	75,490,503	78,386,997

Gross profit	12,094,187	9,131,691

Selling, general and administrative expenses	12,046,170	11,562,781
Profit/(Loss) from operations	48,017	(2,431,090)

Other expense:
Other income	—	89,666
Interest expense	(1,421,955)	(2,104,851)
Total other expense, net	(1,421,955)	(2,015,185)
Loss before provision for income taxes	(1,373,938)	(4,446,275)

Provision for/ (benefit from) income taxes	(53,500)	3,877
Net loss	(1,320,438)	(4,450,152)

Loss per common share-basic	$(0.11)	$(0.38)

Loss per common share-diluted	$(0.11)	$(0.38)

Shares used in computing loss per common share:
Basic	11,884,307	11,808,052
Diluted	11,884,307	11,808,052